Exhibit 99.1

LEAFBUYER GOES PUBLIC
Reverse Merger with AP Event, Inc.

FOR IMMEDIATE RELEASE:

March 29th 2017

GREENWOOD VILLAGE, CO – (BUSINESS WIRE)– Leafbuyer Technologies, Inc. (OTC: APVT), formerly known as AP Event, Inc. (the “Company”), announced today that it completed a reverse merger on March 24, 2017 with LB Media Group, LLC that owns and operates www.leafbuyer.com (“LB Media”).  LB Media was merged with and into an acquisition subsidiary of AP Event, Inc. whereby LB Media became a wholly-owned subsidiary of the Company.  In connection with the merger, AP Event, Inc. changed its name to Leafbuyer Technologies, Inc. immediately thereafter.  The Company also approved a forward-split on the basis of 9.25 shares for each share of common stock outstanding.  Shares of the Company’s common stock are currently quoted on the OTC Market under the symbol “APVT.”

LB Media’s website, Leafbuyer.com, operates the largest cannabis deals network in the county, reaching over 5 million users monthly. Currently, the company is expanding rapidly in all the legal cannabis states. Leafbuyer.com has been called “the Priceline of pot” by Thestreet.com and a “game changer” by NBC News. LB Media is headquartered in Greenwood Village, CO and will continue its business as a wholly-owned subsidiary of the Company. The Company’s management consists of LB Media’s management team and includes Chairman and Chief Executive Officer Kurt Rossner, Chief Financial Officer Mark Breen and Chief Technology Officer Michael Goerner.

“We are very happy to complete this milestone and look forward to all the advantages being a public company holds. With access to the capital markets, we hope our expansion plans can now become reality. We look forward to building our national infrastructure based on the success we have had in Colorado,” said Kurt Rossner CEO of Leafbuyer Technologies, Inc.

The Company completed the reverse merger for cash and a combination of common stock and Series A Convertible Preferred Stock equal to approximately 55% of the Company’s outstanding stock.

About Leafbuyer:

The most comprehensive online source for cannabis deals and specials, Leafbuyer.com connects consumers with dispensaries. Leafbuyer works alongside businesses to showcase their unique products and build a network of loyal patrons. Leafbuyer’s national network of cannabis deals and information reaches millions of consumers monthly. Leafbuyer is the official cannabis deals platform of thecannabist.co (owned by the Denver Post) and westword.com.

Forward Looking Statements

Statements in this document contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on many assumptions and estimates and are not guarantees of future performance. These statements may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Leafbuyer Technologies, Inc. to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Leafbuyer Technologies, Inc. assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation those set forth as “Risk Factors” in our filings with the Securities and Exchange Commission (“SEC”). There may be other factors not mentioned above or included in the Company’s SEC filings that may cause actual results to differ materially from those projected in any forward-looking statement.

Contact:	Andre Leonard, Marketing Manager
Leafbuyer Technologies, Inc.
(901) 326.1170
aleonard@leafbuyer.com